Exhibit 2.2

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF ILLINOIS
EASTERN DIVISION

In re:	)	Chapter 11
)
QUADRANT 4 SYSTEM CORPORATION, et al.[1]	)	Case No. 17-19689
	)	(Jointly Administered)
Debtors.	)
	)	Honorable Jack B. Schmetterer
)
	)	Hearing Date: July 12, 2018
	)	Hearing Time: 11:00 a.m.

NOTICE OF HEARING TO APPROVE DISCLOSURE
STATEMENT AND PLAN CONFIRMATION PROCEDURES

PLEASE TAKE NOTICE that on June 1, 2018, Quadrant 4 System  Corporation and Stratitude, Inc., debtors in possession (collectively, the “Debtors”, and each, a “Debtor”) in the above-captioned jointly-administered Chapter 11 cases, filed their Joint Plan of Liquidation of Quadrant 4 System Corporation and Stratitude, Inc. and the Official Committee of Unsecured Creditors dated June 1, 2018 [ECF No. 407] (the “Plan”), and their Disclosure Statement for Joint Plan of Liquidation of Quadrant 4 System Corporation and Stratitude, Inc. and the Official Committee of Unsecured Creditors dated June 1, 2018 [ECF No. 408] (the “Disclosure Statement”).

PLEASE TAKE NOTICE that on Thursday, July 12, 2018 at 11:00 a.m. (Central time), or as soon thereafter as counsel may be heard, the Debtors shall appear before the Honorable Jack B. Schmetterer, Judge for the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division (the “Court”), in Courtroom 682 of the Dirksen Federal Building, 219 South Dearborn Street, Chicago, Illinois 60604, and then and there  (the “Disclosure Statement Hearing”) seek  certain  relief requested in the  Motion for Entry of an
Order Approving Disclosure Statement and Plan Confirmation Procedures (the “Motion”)2 filed with the Court.

PLEASE TAKE NOTICE that the Disclosure Statement Hearing may be adjourned from time to time without further notice, other than the announcement  at the Disclosure Statement Hearing, of the date or dates of any adjourned hearing.

[1]
This case was filed on June 29, 2017, as Case No. 17-19689, and is being jointly administered with the pending Chapter 11 case filed by Quadrant 4 System Corporation’s wholly owned subsidiary, Stratitude, Inc., on October 13, 2017 as Case No. 17-30724, pursuant an order of this Court entered on October 19, 2017.

[2]	Capitalized terms used but not otherwise defined shall have the meaning ascribed to such terms in the Motion.

PLEASE TAKE NOTICE that at the Disclosure Statement Hearing, the Debtors shall seek approval of:  (1) the Disclosure Statement; (2) the procedures governing the manner in which the Debtors shall seek to solicit and tabulate votes to accept or reject the Plan; (3) the Plan solicitation materials included with the Motion; and (4) other relief requested in the Motion.

PLEASE TAKE NOTICE that the Disclosure Statement may be modified without further notice prior to or as a result of the Disclosure Statement Hearing.

PLEASE TAKE NOTICE that any objections to the Disclosure Statement must: (1) be in writing; (2) conform to the Bankruptcy Rules, the Local Rules, and any orders of the Court; (3) state the name and address of the objecting party and the nature of such party’s claim against or equity interest in a particular Debtor or the Debtors; and (4) state with particularity the basis and nature of any objection or proposed modification and provide specific language of any proposed modification, where possible. Objections must be filed with the Court no later than Tuesday, July 10, 2018. Objections must be filed with the Court so that all case parties receive immediate electronic notice of such filing.

PLEASE TAKE NOTICE that objections to the Disclosure Statement not filed as set forth above may be deemed waived and may not be considered by the Court.

PLEASE TAKE NOTICE that copies of the Motion, the Disclosure Statement, and the other materials in the Solicitation Packages are available: (1) for viewing at the Office of the Clerk of the Court at 219 South Dearborn Street, Room 713, Chicago, Illinois 60604; (2) for viewing through the Court’s website via PACER (https://ee.ilnb.uscourts. gov/); or (3) by contacting in writing the Debtors’ counsel below.

Dated: June 6, 2018	Respectfully submitted,

QUADRANT 4 SYSTEM CORPORATION
and STRATITUDE, INC.

By: /s/ Chad H. Gettleman
One of their attorneys

CHAD H. GETTLEMAN, ESQ. (ARDC#944858)
ERICH S. BUCK, ESQ. (ARDC #6274635)
NICHOLAS R. DWAYNE (ARDC #6308927)
ADELMAN &GETTLEMAN,LTD .
53 West Jackson Blvd, Suite 1050
Chicago, Illinois 60604
Tel (312) 435-1050
Fax (312) 435-1059
chg@ag-ltd.com
esb@ag-ltd.com
nrd@ag-ltd.com
Counsel for the Debtors